Exhibit 21.1

Blink Charging Co. List of Subsidiaries

Name of Entity	State or Other Jurisdiction of Incorporation or Organization
Beam Charging, LLC	New York
Blink Charging, LTD	Israel
Blink Holdings B.V	Netherlands
Blink Charging Europe, LTD*	Cyprus
Blink Charging International, LTD	Cyprus
Blink Network, LLC	Arizona
Blink Charging, Inc.	Delaware
Blink Charging Group (CA), Inc.	California

Blink I Holdings, LLC	Florida
Blink/PAT LLC	Pennsylvania
Blink/Brixmor, LLC	New York
EV Pass, LLC	New York
eCharging Stations, LLC	Florida
Ecotality, Inc.	Nevada
BlueLA Carsharing LLC	California
Blue Mobility LLC	California
U-Go Stations Inc	Pennsylvania
Blink EV LLC	Texas
Blue Corner NV	Belgium
Blink Charging Mexico S de RL de CV	Mexico
Blink Charging Colombia S.A.S.	Colombia
Blink Charging Chile SPA	Chile
Blink Charging El Salvador S.A.	El Salvador
Blink Charging Ireland	Ireland
Blink Charging Software Solutions PVT LTD	India
Blink Hellas SA*	Greece
BG Energy Solutions LLC (51% owned)	Florida
CCGI Holdings LLC	Florida
SemaConnect LLC	Delaware
SemaConnect Systems India PVT LTD	India
SemaConnect Charging Infra PVT LTD	India

* 40% owned.

All other subsidiaries are wholly owned by Blink Charging Co.